Exhibit 99.1

Donna Smith, Director, Investor Relations,
Corporate Communications
(949) 975-1550
donna.smith@smawins.com

SM&A Announces Changes to its Board of Directors

NEWPORT BEACH, Calif., April 30, 2004 — SM&A (Nasdaq: WINS), the world’s leading provider of competition management services and a leading provider of high-value performance assurance services, today announced that Luther Nussbaum will retire from its board of directors shortly after the next scheduled meeting of the audit committee of the board. The company also announced that Wade Olson will retire from the board in June. On April 16, 2004, the company announced the election of former Assistant Secretary of Defense John P. Stenbit and Retired Navy Vice Admiral William C. Bowes to its board of directors.

Mr. Nussbaum has served on the board for four years and will stand for re-election at the company’s Annual Shareholders’ Meeting on June 8, 2004. “Luther has made outstanding contributions to our board, and his business management and financial expertise have been invaluable to the company,” stated Steve Myers, chairman and CEO. “As a member of the audit committee, he has conscientiously collaborated with the committee and board to ensure that our compliance efforts satisfy the requirements of the evolving regulatory landscape.”

Wade Olson, a director since 2002, will retire from the board at the time of the company’s Annual Shareholders’ Meeting in June. “Wade’s insight and experience have played a critical role in guiding our business, and his participation has been an asset to the board,” added Myers.

Exhibit 99.1

“We appreciate the individual and collective contributions Luther and Wade have made to our board of directors, and extend our gratitude for their service to the company,” stated Myers.

With the appointments of Stenbit and Bowes, the company’s board totals nine directors, including six independent directors. “Our current board represents a broad cross section of our client base. As vacancies arise, we expect to elect directors whose industry experience and domain expertise complement the markets and clients we serve,” concluded Myers.

About SM&A

SM&A is the world’s leading provider of competition management services and a leading provider of high-value performance assurance services. SM&A’s more than 315 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed in excess of 820 proposals worth more than $271 billion for its clients, and has an 85% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program, the U.S. Army’s transformational systems, and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements, certain of which are contained in this press release and may include, but are not limited to, statements regarding the company’s characterization as the world’s leading provider of competition management services and a leading provider of high-value performance assurance services, and the timeframe referenced for Mr. Nussbaum’s retirement from the company’s board of directors. These forward-looking statements speak only as of the date of this press release. Investors are advised to read the company’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections that address business risks, for a more comprehensive discussion of risks and uncertainties which could impact our business. The company expressly does not undertake a duty to update forward-looking statements.